Exhibit-99.01

NEWS RELEASE for May 15, 2008 AT 7:30 AM EDT
Contact:	William R. Abbott
Senior Vice President and Chief Financial Officer 949-420-1800

CARDIOGENESIS REPORTS FIRST QUARTER 2008 RESULTS
Company reports 21% sequential growth in domestic handpiece unit sales
IRVINE, CA, May 15, 2008
Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products and accessories used in angina-relieving procedures, today reported financial results for its first quarter ended March 31, 2008.
Sales in the first quarter of 2008 totaled $2,982,000, a 12% decrease from the prior year first quarter sales of $3,370,000. During the first quarter of 2008, the Company sold three lasers and 540 handpiece units as compared to five lasers and 656 handpieces during the first quarter of 2007. The lower revenue in the current year quarter is primarily attributable to a $260,000, or 11%, decline in disposable handpiece revenue, and a $104,000, or 14%, decrease in capital sales as compared with the prior year quarter.
“We are very encouraged by the 21% sequential growth in domestic sales of disposable units from the fourth quarter of 2007. We believe it is an indication of the impact our new sales team is having in establishing themselves and increasing the usage of our technology,” commented Richard Lanigan, Cardiogenesis’ President. Lanigan also noted “The Company continues to balance its investment in sales and marketing with its finances. A combination of an increased ending cash balance of $2,917,000, and the fact that we were essentially break even from operations in the first quarter, means that we can continue to invest in “feet on the street” to maintain our sales momentum.”
Cardiogenesis reported a first quarter 2008 operating loss of $37,000 as compared with operating income of $465,000 in the prior year quarter. The net loss for the quarter was $36,000, or $0.00 per basic and diluted share, as compared with net income of $327,000, or $0.01 per basic and diluted share, in the 2007 first quarter.
Gross margin was 82% of sales for the first quarter of 2008 as compared with an 81% gross margin in the first quarter of 2007. Gross profit in absolute dollars decreased by $270,000, or 10%, to $2,457,000 for the current year quarter as compared with $2,727,000 for the 2007 first quarter.

Research and development costs were $216,000 in the first quarter of 2008 as compared with $212,000 in the first quarter of 2007.
Salaries and employee benefit expenditures of $1,524,000 in the quarter ended March 31, 2008 increased $200,000, or 15%, when compared to $1,324,000 for the quarter ended March 31, 2007.
Sales, general and administrative expenditures for the quarter ended March 31, 2008 totaled $754,000 as compared to $726,000 during the quarter ended March 31, 2007. This represents an increase of $28,000, or 4%.
As the Company noted in its recent filings, due to disruptions of, and the resulting reduced liquidity in certain financial markets, the Company’s AAA rated auction rate securities with a total purchased cost of approximately $350,000 experienced failed auctions during 2008. The securities in question do not have stated maturity dates since they are perpetual securities and reset every 7 to 28 days. Due to the failed auctions, the Company was unable to sell the securities at their respective costs, resulting in a temporary decrease in fair value. As a result, the Company has classified $350,000 of auction rate securities as long-term investments in marketable securities. The Company has concluded that any unrealized losses on these investments are temporary because the Company believes that the decline in market value that has occurred is due to general market conditions, the auction rate securities continue to be of a high credit quality and interest is paid as due and the Company has the intent and ability to hold these investments to maturity or until a recovery in market value occurs. The fair value of these securities could change significantly in the future and the Company may be required to record other-than-temporary impairment charges or additional unrealized losses in future periods.
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease.
For more information on the company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the company to ship product on a timely basis; the company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and the company’s other recent SEC filings. The company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2008	2007
Net revenues	$2,982	$3,370
Cost of revenues	525	643

Gross profit	2,457	2,727

Operating expenses:
Research and development	216	212
Salaries and employee benefits	1,524	1,324
Sales, general and administrative	754	726

Total operating expenses	2,494	2,262

Operating (loss) income	(37)	465
Other income (expense):
Interest expense	(20)	(31)
Interest income	21	28
Non-cash interest expense	—	(46)
Change in fair value of derivatives	—	(114)
Other non-cash income, net	—	25

Total other income (expense), net	1	(138)

Net (loss) income	(36)	$327

Net (loss) earnings per share:
Basic	$—	$0.01

Diluted	$—	$0.01

Weighted average shares outstanding:
Basic	45,274	45,274

Diluted	45,274	45,290

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,917	$2,824
Accounts receivable, net of allowance for doubtful accounts of $28	1,268	1,763
Inventories	1,492	1,602
Prepaids and other current assets	389	486

Total current assets	6,066	6,675
Long-term investments in marketable securities	350	—
Property and equipment, net	403	457
Other assets, net	27	27

Total assets	$6,846	$7,159

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257	$169
Accrued liabilities	1,040	1,458
Deferred revenue	1,240	1,210
Current portion of capital lease obligation	10	12

Total current liabilities	2,547	2,849
Capital lease obligation, less current portion	18	19

Total liabilities	2,565	2,868

Commitments and Contingencies

Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—	—
Common stock:
no par value; 75,000 shares authorized; 45,274 shares issued and outstanding	173,852	173,826
Accumulated deficit	(169,571)	(169,535)

Total shareholders’ equity	4,281	4,291

Total liabilities and shareholders’ equity	$6,846	$7,159